FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 8, 2008

Merisant Worldwide, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company
(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

33 North Dearborn, Suite 200 Chicago, Illinois	60602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 840-6000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                   Other Events.

On October 8, 2008, Merisant Company 2, Sàrl, Merisant Worldwide, Inc.’s Swiss subsidiary (“Merisant Switzerland”), entered into an agreement with Krüger GmbH & Co. KG (“Krüger”) that amends the terms of the Manufacturing Agreement between the two companies.  Krüger has blended and packaged Merisant branded tabletop sweetener products at two facilities in Germany using equipment owned by Merisant Switzerland since the inception of Merisant in 2000.  The parties entered into the amendment to the Manufacturing Agreement in connection with Merisant Switzerland’s strategy to shift a portion of its manufacturing to a new facility in the Czech Republic operated by its subsidiary, CzechPak Manufacturing s.r.o. (“CzechPak”).  Under the terms of the amendment, certain products will no longer be manufactured by Krüger for Merisant Switzerland, and Merisant Switzerland will move the equipment currently used by Krüger to manufacture and package these products to the CzechPak facility.  Krüger has agreed to cooperate with Merisant Switzerland with respect to the disassembly and transport of the production equipment to be moved to CzechPak.  The parties extended the expiration date of the Manufacturing Agreement from 2010 to 2012 and Merisant Switzerland agreed to meet certain minimum purchase commitments for each of Krüger’s facilities.  Merisant Switzerland agreed to acquire any raw materials, packaging and work in process of the discontinued products.  The parties also increased the conversion fee per unit to be paid by Merisant Switzerland to Krüger for those products that will continue to be produced by Krüger under the Manufacturing Agreement and Merisant Switzerland agreed to provide credit enhancements in the event that Krüger is unable to obtain a certain level of credit insurance for its production commitments to Merisant Switzerland.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: October 14, 2008	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel

MERISANT COMPANY

Date: October 14, 2008	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel